Exhibit 21

LIST OF SUBSIDIARIES OF COLE NATIONAL CORPORATION

Names Subsidiaries
Corporation Name	State of Incorporation	Do Business Under

Cole National Group, Inc.	Delaware

Cole Vision Corporation	Delaware	Sears Optical BJ’s Optical Target Optical

Bay Cities Optical Company	California	Target Optical

Western States Optical, Inc.	Washington	Sears Optical Shop

Cole Vision Services, Inc.	Delaware

Cole Lens Supply, Inc.	Delaware

Cole Vision Canada, Inc.	New Brunswick	Sears Optical Pearle Vision Center

Pearle Vision Managed Care – HMO of Texas, Inc.	Texas

Cole Vision IPA, LLC	New York	Cole Vision Corporation

DS Management Corporation	Delaware	Cole National Group, Inc.

Pearle, Inc.	Delaware

Pearle Vision, Inc.	Delaware	Pearle Vision Center Pearle Vision Express Pearle Eyelab Express Pearle Vision

Pearle Vision Center of Puerto Rico, Inc.	Commonwealth of Puerto Rico	Same as Pearle Vision, Inc.

Pearle VisionCare, Inc.	California

American Vision Centers, Inc.	Delaware	Pearle, Inc.

NuVision, Inc.	Michigan	Pearle Vision Center Pearle Vision

Vision Maintenance Organization, Inc.	Michigan

Things Remembered, Inc.	Delaware

Things Remembered Personalized Gifts, Inc.	Ohio

Cole Managed Vision, Inc.	Delaware	Cole National Group